EXHIBIT 3.1

AMENDED CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED CONVERTIBLE STOCK OF

BIO LAB NATURALS, INC.

A Delaware Corporation

It is hereby certified that:

1.       The name of the Company (hereinafter called the "Company") is Bio Lab Naturals, Inc., a Delaware corporation.

2.       Pursuant to Section 151 of the Delaware General Corporation Law, the Certificate of Incorporation of the Company authorizes the issuance of Up to Five Million (5,000,000) shares of Preferred Stock, (herein, "Preferred Stock" or "Preferred Shares"), and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of the Preferred Shares in one (1) or more Classes or series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each Classes of Preferred Stock to be issued.

3.        The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, created a class of Series A Preferred Convertible Stock, the Certificate of Designation for which was filed with the state of Delaware on February 5, 2020.

4.        The Board of Directors of the Company desire now to amend the rights and preferences of the Series A Preferred Convertible Stock, and pursuant to the authority expressly vested in it as aforesaid, adopted a resolution in order to amend the rights and preferences of the Series A Preferred Convertible Preferred Stock.

RESOLVED, that five hundred thousand (500,000) of the Five Million (5,000,000) authorized shares of Preferred Stock of the Company shall be designated Class A Preferred Convertible Stock, $0.0001 par value per share, and shall possess the rights and preferences set forth below:

Section 1. Designation and Amount. The shares of the Class of Preferred Convertible Stock hereby and herein created shall have a par value of $0.0001 per share and shall be designated as Class A Preferred Convertible Stock (the "Class A Preferred Convertible Stock") and the number of· shares constituting the Class A Preferred Convertible Stock shall be five hundred thousand (500,000). The Class A Preferred Convertible Stock shall have a deemed purchase price and value of $0.004 U.S. per share.

Section 2. Rank. The Class A Preferred Convertible Stock shall rank: (i) senior to any other class or series of outstanding Preferred Shares or Classes of capital stock of the Company; (ii) prior to all of the Company's Common Stock, ("Common Stock"); and (iii) prior to any other class or series of capital stock of the Company hereafter created "Junior Securities"); and in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”).

Section 3. Dividends. The Class A Preferred Convertible Stock shall bear no dividends, except that in the event dividends are declared for common stock, the same rate of dividend per share shall be due and payable to the Class A Preferred shareholders on the same terms.

Section 4. Liquidation/Merger Preference.

(a) So long as a majority of the shares of Class A Preferred Convertible Stock are outstanding, the Company will not, without the written consent of the holders of at least 51% of the Company's outstanding Class A Preferred Convertible Stock, either directly or by amendment, merger, consolidation, or otherwise:

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(i) liquidate, dissolve or wind-up the affairs of the Company, or effect any Liquidation Event; (ii) amend, alter, or repeal any provision of the Certificate of Incorporation or Bylaws in a manner adverse to the Class A Preferred Convertible Stock (iii) create or authorize the creation of, or issue any other security convertible into or exercisable for, any equity security, having rights, preferences or privileges senior to the Class A Preferred Convertible Stock, or (iv) purchase or redeem or pay any dividend on any capital stock prior to the Class A Preferred Convertible Stock, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services.

(b) In the event of any liquidation, merger, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of Class A Preferred Convertible Stock (each a "Holder" and collectively the "Holders") shall be entitled to receive, prior in preference to any distribution to other Junior Securities, an amount per share equal to $1.00 plus any allocable and due dividends per share.

(c) Upon the completion of the distribution required by subsection 4(b), above, if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted Certificate(s) of Designation.

(d) In the event of any liquidation, dissolution or winding up of the Company, the proceeds shall be paid after the payments to any outstanding junior classes of preferred shareholders. The balance of any proceeds shall be distributed to holders of Common Stock and to the Class A Preferred Convertible Stock shareholders on an as converted basis.

(e) A merger or consolidation (other than one in which stockholders of the Company own a majority power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company will be treated as a liquidation event thereby triggering payment of the liquidation preferences described in subsection 4(b).

Section 5. Conversion of Preferred Shares to Common. The record Holders of the Class A Preferred Convertible Stock may convert, or be converted, to common shares as follows:

(a) Conversion Option. Subject to the qualification by application to either NASDAQ or NYSE Emerging Markets, upon any change of control event which can be either a change of control by purchase, merger, reorganization, vote for an entirely new director slate, sale, disposition of, or transfer of assets of assets, or a general license, or at the option of the holder, in his sole discretion, any record Holder of Class A Preferred Convertible Stock shall be entitled at the office of the Company or any transfer agent for the Class A Preferred Convertible Stock designated by the Company to the Holders in writing (the "Transfer Agent"), to convert the shares of Class A Preferred Convertible Stock into Common Stock by electing, in writing, to convert the shares of Class A Preferred Stock then outstanding and held by the holder into shares of Common Stock of the Company, on a one preferred share for two common shares basis subject to adjustment set forth in (e) hereafter upon tender of the Notice of Conversion. In lieu of this conversion, the Company may redeem or repurchase the shares for $1.00 per share.

(b) Mechanics of Conversion. In order to convert Class A Preferred Convertible Stock into shares of Common Stock under the Optional conversion, specified in 5(a) the Holder shall (i) fax or deliver via electronic mail on the date of conversion (the "Conversion Date"), a copy of a fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or the Transfer Agent stating that the Holder elects to convert Class A Preferred Convertible Stock into Common Stock, which

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Notice of Conversion shall specify the date of conversion, the number of shares of Class A Preferred Convertible Stock to be converted to shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) once converted (but not otherwise unless specifically requested by the Company from time to time), surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificate(s) representing the Class A Preferred Convertible Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; unless the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). Upon receipt by the Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile or email, a confirmation of receipt of the Notice of Conversion, which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion.

(c) Administration.

(i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Class A Preferred Convertible Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Class A Preferred Convertible Stock into Common Stock.

(ii) Delivery of Common Stock Upon Conversion. The Transfer Agent or the Company (as applicable) hall, no later than the close of business on the third (3rd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion or upon Automatic Conversion and receipt by Company or the Transfer Agent from the Holder of all necessary documentation duly executed and in proper form required for conversion as stated in this Section 5, issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. In any event, delivery to each Holder of Common Stock upon a properly submitted conversion of Class A Preferred Convertible Stock shall be made within three (3) business days after the Conversion Date. Without limiting a Holder's other rights at law or in equity, should delivery be later than three (3) business days after the Conversion Date, the Holder shall have the right to either (1) rescind the conversion by facsimile notice to the Company; (2) by giving a new Notice of Conversion, adjust the conversion price and the amount of dividends accrued and unpaid, .in which case the Company shall process the conversion as if the latter notice were the original notice; or (3) accept the late delivery. The Holders shall also be entitled to the equitable remedy of specific performance to enforce the delivery requirements upon conversion of Class A Preferred Convertible Stock.

(iii) No Fractional Shares. If any conversion of the Class A Preferred Convertible Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded to the nearest whole share.

(iv) Date of Conversion. The date on which conversion occurs (the "Conversion Date") shall be deemed to be the date set forth in such Notice of Conversion, provided that the advance copy of the Notice of Conversion is faxed to the Company before 11:59 p.m., MST, on the Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be

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treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Conversion.

(d) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available or make provision to increase, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Class A Preferred Convertible Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Class A Preferred Convertible Stock into Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class A Preferred Convertible Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) Adjustment to Conversion Rate.

(i) The conversion price will be subject to adjustments for stock dividends, splits, combinations and similar events and to a Performance Adjustment as specified below.

(ii) Adjustment Due to Merger, Consolidation, Etc. If prior to the conversion of all Class A Preferred Convertible Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holders of Class A Preferred Convertible Stock shall thereafter have the right to receive upon conversion of Class A Preferred Convertible Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets ("New Assets'') which the Holder would have been entitled to receive in such transaction bad the Class A Preferred Convertible Stock been convertible into New Assets from the date hereof, at the market price of such New Assets on the date of conversion, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Class A Preferred Convertible Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the conversion price and of the number of shares of Common Stock issuable or New Assets· deliverable upon conversion of the Class A Preferred Convertible Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise here

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(iii) In the event of any liquidation, dissolution or winding up of the Company, the proceeds shall be paid after the payments to any outstanding junior classes of preferred shareholders. The balance of any proceeds shall be distributed to holders of Common Stock and to the Class A Preferred shareholders on an as converted basis.

(iv) No Fractional Shares. If any adjustment under this Section 5(e) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded to the nearest whole share.

Section 6. Voting Rights.

(a) The record holders of the Class A Preferred Convertible Stock shall have the right to vote on any matter with holders of Common Stock and may vote as required on any action, which Delaware law provides may or must be approved by vote or consent of the holders of the specific classes of voting

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preferred shares and the holders of common shares. The Record Holders of the Class A Preferred Convertible Stock shall have the right to vote on any matter with holders of common stock voting together as one (1) class. The Record Holders of the Class A Preferred Convertible Stock shall have a number of votes equal to sixty percent (60%) of all of the issued and outstanding shares of Common Stock of the Company.

(b) The Record Holders of the Class A Preferred Shares shall be entitled to the same notice of any Regular or Special Meeting of the Shareholders as may or shall be given to holders of any other classes of preferred shares and the holders of common shares entitled to vote at such meetings. No corporate actions requiring majority shareholder approval or consent may be submitted to a vote of preferred and common shareholders which in any way precludes the Class A Preferred Convertible Stock from exercising its voting or consent rights as though it is or was a common shareholders.

(c) For purposes of determining a quorum for any Regular or Special Meeting of the Shareholders, the Class A Preferred Shares shall be deemed as the equivalent of sixty percent (60%) of all issued and outstanding shares of the Company.

Section 7. Status of Converted Stock. In the event any shares of Class A Preferred Convertible Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled, and shall return to the status of authorized but unissued Preferred Stock of no designated class, and shall not be issuable by the Company as Class A Preferred Convertible Stock.

Signed on May 9, 2022

BIO LAB NATURALS, INC.

By: /s/ W. Edward Nichols

_________________________

W. Edward Nichols, CEO

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